CONTACT:

David W. Fry

Executive Vice President

    and Chief Financial Officer

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL TO PRESENT AT SANDLER O'NEILL

FINANCIAL SERVICES CONFERENCE

LAKE SUCCESS, NY – November 8, 2007 — Flushing Financial Corporation (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), announced that it will be making a presentation at the 2007 East Coast Financial Services Conference sponsored by Sandler O'Neill & Partners, L.P.

John R. Buran, Flushing Financial's President and Chief Executive Officer, and David W. Fry, Flushing Financial’s Executive Vice President and Chief Financial Officer, will make the presentation in Naples, Florida on November 13, 2007.

WHO

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through 14 banking offices located in Queens, Brooklyn, Manhattan and Nassau County, and its internet banking division, “iGObanking.comTM”.

WHAT

Presentation at the 2007 East Coast Financial Services Conference sponsored by Sandler O'Neill & Partners L.P. This conference can be attended, in person, by invitation only. A simultaneous webcast will be available as described below.

WHEN/WHERE	November 13, 2007, Session 2, at 10:55 a.m. at The Ritz-Carlton Golf Resort in Naples, Florida.
PRESENTATION

The presentation will focus on the Company’s strategic operating objectives and its performance. The presentation, along with a link to the webcast, will be available on the Company’s website, http://www.flushingsavings.com, on Tuesday, November 13, 2007, and will remain available through November 30, 2007. The presentation will be webcast live, and be available for replay following the conclusion of the conference. Live audio access to Flushing’s presentation will also be available through a direct dial in to (800) 659-1942, passcode: Session 2.

RECENT NEWS

•      October 16, 2007 - Flushing Financial Corporation reports 2007 Third Quarter and Nine Months Ended Financial Results.

•      September 20, 2007 - Flushing Savings Bank to Offer Up to $50 Million Per Customer in FDIC Insurance Coverage.

•      August 21, 2007 - Flushing Financial Corporation declared Quarterly Dividend of $0.12 per Share.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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